Exhibit 99.1

Microsoft announces appointment of Carmine Di Sibio to board of directors

REDMOND, Wash. — May 14, 2026 — Microsoft Corp. on Thursday announced the appointment of Carmine Di Sibio, former global chairman and CEO of EY, to the Microsoft board of directors. He will serve on both the Compensation Committee and Audit Committee, bringing expertise in financial services, risk oversight and global client leadership to meet the evolving needs of our customers while advancing Microsoft’s mission to empower every person and organization to achieve more. With Di Sibio’s appointment, the Microsoft board of directors has been expanded to 13 members.

“Our board will immediately benefit from Carmine’s deep financial expertise, global lens and decades of advising organizations through real complexity,” said Sandra Peterson, Microsoft lead independent director. “His addition strengthens the board, and we look forward to working with him.”

“Carmine has spent four decades advising some of the world’s most complex organizations on strategy, financial risk and global growth,” said Satya Nadella, chairman and CEO, Microsoft. “That depth of experience will strengthen our board as we work to deliver on our mission and meet the evolving needs of our customers.”

Di Sibio joined EY in 1985, leading to a four-decade career at the company. Before becoming the CEO and global chairman of EY, Di Sibio held various leadership positions including the global managing partner in Client Services, leading the execution of the organization’s global strategy, as well as the chair of the Global Financial Services Markets and the regional managing partner for the Americas Financial Services Organization (FSO). He brings decades of global leadership experience advising leading companies on strategy and risk management.

Di Sibio holds a Bachelor of Arts in chemistry from Colgate University and an MBA from New York University’s Stern School of Business. He is also an independent director on the boards of PayPal Holdings, Inc., Prudential Financial, Inc. and Evolver, in addition to board member positions at Hackensack Meridien Hospital, Colgate University and Wake Forest University Business School.

Microsoft (Nasdaq “MSFT” @microsoft) creates platforms and tools powered by AI to deliver innovative solutions that meet the evolving needs of our customers. The technology company is committed to making AI available broadly and doing so responsibly, with a mission to empower every person and every organization on the planet to achieve more.

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Microsoft Media Relations, We. Communications, (425) 638-7777,

rapidresponse@wecommunications.com

For more information, financial analysts and investors only:

Investor Relations, Microsoft, (425) 706-4400

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